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    ALTIVA FINANCIAL CORPORATION REPORTS SECOND QUARTER FISCAL 2000 RESULTS -
               CONTINUING LOSSES CAUSE EVALUATION OF ALTERNATIVES


         Altiva Financial Corporation (Nasdaq: ATVA) today reported its financial results for the second quarter of fiscal year 2000 ended February 29, 2000.

         Net loss before extraordinary item for the quarter ended February 29, 2000 was $3.3 million ($0.85 per share) compared to net loss before extraordinary item of $3.1 million ($0.55 per share) for the quarter ended February 29, 1999. Net income after extraordinary for the quarter ended February 29, 2000, was $4.4 million ($ 1.16 per share), compared to net income after extraordinary item of $1.7 million ($0.55 per share) for the quarter ended February 28, 1999.. Income (loss) per share was based on approximately 3.8 million and 3.1 million weighted-average shares of common stock on February 29, 2000 and February 28, 1999, respectively. Stockholders' equity at February 29, 2000 was $23.1 million, compared to $18.6 million at November 30, 1999. At February 29, 2000, Altiva had $ 3.1 million in unrestricted cash, including cash in transit compared to $11.3 million in unrestricted cash at November 30, 1999. Subsequent events may cause a restatement of the value of certain of the assets carried on Altiva Financial's balance sheet and a commensurate increase in expense and a related reduction in net worth.

         Altiva Financial previously announced that it had sold $14.0 million principal amount of 12% Secured Convertible Senior Notes due 2006, with net cash proceeds to Altiva Financial of $4.0 million and that it had refinanced most of the $30.4 million principal amount of its outstanding 12 1/2% Subordinated Notes due 2001. While these events generated additional liquidity for Altiva Financial, viability of Altiva Financial's operations remained dependent on improving loan production by The Money Centre, Inc., Altiva Financial's wholly-owned operating subsidiary, and upon selling the company's existing loan inventory. During the calendar quarter ended March 31, 2000, loan production by The Money Centre, Inc. was significantly below levels that the company expected. In addition, as of March 31, 2000, the sale price of loans sold during the period were lower than the company expected. These events contributed to a significant deterioration in Altiva Financial's available cash.

         As a result of Altiva Financial's escalating liquidity problems and continuing losses in the Las Vegas operation, the Board of Directors authorized the closing of Altiva Financial's operations in Las Vegas, Nevada.

         In addition, the Board of Directors has instructed management to seek an immediate cash infusion. Management is actively pursuing such an infusion. Without such an infusion, the Company may not be able to continue operations for any determinable period of time and in such a case will consider alternatives, including seeking an arrangement with its creditors, an orderly winding-down of the business or protection as a debtor under the United States Bankruptcy Code.

         Altiva Financial also announced today that both Spencer I. Browne and Hubert M. Stiles, Jr. have elected to resign from the Altiva Financial's Board of Directors, effective immediately.